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                                                                    Exhibit 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE                                               June 2, 2000
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For additional information, contact:
     John W. Prosser, Jr.
     Senior Vice President
     Finance and Administration
     (626) 578-6803

           Jacobs Engineering Group Inc. Signs Definitive Agreement
        To Purchase Substantially All of the Assets of Stone & Webster

     PASADENA, CALIFORNIA - Jacobs Engineering Group Inc. (NYSE: JEC) today announced that it has signed a definitive sale agreement with Stone & Webster, Incorporated (OTC: SWBI) regarding a proposed transaction in which Jacobs would acquire substantially all of Stone & Webster's assets in exchange for $150 million in cash and stock and the assumption of substantially all of Stone & Webster's liabilities shown on its March 31, 2000 balance sheet, standby letters of credit, and its liabilities under a new credit facility from Jacobs entered into on May 9, 2000 pursuant to which up to $50 million of credit is being made available to enable Stone & Webster to operate its businesses until the asset sale is consummated.

     As previously indicated, in conjunction with and as a condition to the proposed transaction Stone & Webster will be seeking bankruptcy court approval of the asset sale and credit agreement. Stone & Webster fully expects to continue operating its businesses in the normal course during the reorganization process. The Company's operations have remained functional and its employees are expected to transition smoothly into the Jacobs organization.

     Jacobs President and CEO Noel G. Watson said, "We are pleased with the prospects for the combination of Stone & Webster with Jacobs and believe that the synergies realized from the combined operations will benefit the shareholders, clients, employees, and suppliers of both companies."

     The proposed transaction is subject to approval under the Hart-Scott-Rodino Act, confirmation of the Stone & Webster's plan of reorganization by the U.S. Bankruptcy Court, completion of due diligence by Jacobs, and other customary conditions.

     Stone & Webster is a global leader in engineering, construction and consulting services for power, process/industrial and environmental/infrastructure markets.

     Jacobs Engineering Group Inc. is one of the world's largest providers of professional technical services. With annual revenues exceeding $3 billion, the company offers full-spectrum support to industrial, commercial, and government clients in diverse markets. Services include scientific and specialty consulting as well as all aspects of project execution and operations & maintenance.

     Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management's best judgement as to what may occur in the future. However, Jacobs' actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Forward-Looking Statements and Other Safe Harbor Applications" included in Management's Discussion and Analysis filed as part of Exhibit 13 to the Company's 1999 Annual Report on Form 10-K.